AMENDMENT TO DISTRIBUTION AGREEMENT

This Amendment, effective on the date set forth below, is entered into by and between Calvert Variable Series, Inc. (formerly “Acacia Capital Corporation”) and Calvert Investment Distributors, Inc.

WHEREAS, on April 1, 1995 and November 18, 2006, Calvert Variable Series, Inc. and Calvert Distributors, Inc. entered into distribution agreements (the “Agreements”); and

WHEREAS, effective April 30, 2011, Calvert Distributors, Inc. changed its name to “Calvert Investment Distributors, Inc.”;

NOW, THEREFORE, it is hereby agreed that the respective Agreements are revised to reflect this name change of the administrator to “Calvert Investment Distributors, Inc.”

Date: March 14, 2012

Calvert Variable Series, Inc.

By:  /s/William M. Tartikoff

Name: William M. Tartikoff

Title: Vice President and Secretary

Calvert Investment Distributors, Inc.

By:  /s/Ronald M. Wolfsheimer

Name: Ronald M. Wolfsheimer

Title:   Executive Vice President, Chief Financial

      and Administrative Officer